EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-144470 of Kforce Inc. on Form S-8 of our report dated June 22, 2018 relating to the financial statements and supplemental schedule of the Kforce Government Practice Plan as of December 31, 2017 and 2016 and for the year ended December 31, 2017, appearing in this Annual Report on Form 11-K of the Kforce Government Practice Plan for the year ended December 31, 2017.
/s/ Warren Averett, LLC
Tampa, Florida
June 22, 2018